Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Regional Health Properties, Inc

Suwanee, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 29, 2021, with respect to the consolidated balance sheets of Regional Health Properties, Inc (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, which appears in the Company’s annual report on Form 10-K for the year ended December 31, 2020.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

April 1, 2021